EXHIBIT 10.54
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (this Agreement”) is entered into between John Lettko and Proxymed, Inc., dba MedAvant Healthcare, effective February 27, 2008 (the “Effective Date”). In this Agreement “Employee” refers to John Lettko and “the Company” refers to Proxymed, Inc. The Employee enters into this Agreement on behalf of himself, and his spouse, heirs, successors, assigns, executors, and representatives of any kind, if any. In consideration of the terms, conditions, and provisions contained in this Agreement, the Employee and the Company agree and acknowledge as follows:
     1. Termination. Effective as of February 28, 2008 (the “Termination Date”), the Employment Agreement between the parties is hereby terminated and of no further force or effect. Employee, by his execution of this Agreement, hereby resigns as the Chief Executive Officer and Director of the Company and any of the Company’s affiliated or subsidiary entities.
     2. Accrued Vacation; Business Expenses. On the Termination Date, the Company will pay Employee accrued Vacation/Paid Time Off in the amount of $55,654.04. In addition, Company will pay Employee all reimbursable business expenses that are outstanding.
     3. Severance.
          a. The Company agrees to pay Employee as severance compensation the gross amount of Two Hundred Ten Thousand Dollars and No Cents ($210,000), minus taxes and withholdings. This severance pay will be paid in equal installments over a six (6) month period, pursuant to the Company’s normal payroll schedule. The first installment of this severance pay shall be sent to Employee on the next regular payroll day that occurs after Foley & Lardner has received an original of this Agreement that has been signed and dated by Employee.
          b. If Employee timely elects, pursuant to “COBRA,” to continue participation in any applicable group medical or dental plan in which he is currently enrolled, the Company will pay the normal employer share of the monthly premium for Employee’s current coverage, on behalf of Employee, for the first 6 months of such COBRA continuation. After this 6 month period, any further participation in the Company’s group medical and dental plan pursuant to COBRA will be at the expense of Employee and will be governed by the applicable plan provisions and the provisions of COBRA. Employee hereby authorizes the Company to deduct the normal employee share of the premium from his severance payments. However, the payment by the Company of the employee share of the monthly premium pursuant to this paragraph will not begin unless and until the revocation period contained in this Agreement has expired without revocation by Employee.
          c. Employee and Company each acknowledge that the benefits provided hereunder are different than those set forth in the Termination section 5 of the May 10, 2005 Employment Agreement between them. This Agreement is the result of Employee and Company negotiating a mutually agreed upon compromise of potentially disputed benefit levels that could have been asserted by Employee or Company under the terms of the Employment Agreement.
     4. References. Any employment references requested by a third party and approved by Employee will be directed to the Chairman of the Board, Jim Hudak.
     5. Public Announcement. The parties will jointly prepare a public announcement regarding Employee’s termination, to be released no later than four (4) days after the Termination Date.
     6. Employee Release. Employee releases the Company and the Released Parties (as defined below) from all claims or rights of any kind arising before or through the date Employee signs this Agreement. This release of all claims includes, but is not limited to, all claims, or rights arising out of or in connection with Employee’s employment with the Company or the termination of that employment. Employee also releases and waives any claim or right to further wages, compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties. Employee fully understands and acknowledges that the general release of all claims contained in this paragraph means that Employee is forever giving up and waiving all claims and rights Employee may have against the Company or any of the other Released Parties based on any conduct that occurred on or before the date Employee signs this Agreement.
          a. The term “Released Parties” includes the Company and the Company’s past and present employees, officers, agents, insurers, attorneys, shareholders, successors, executors and representatives of any kind. The term “Released Parties” also includes the Company’s subsidiaries and affiliates and their past and present employees, officers, agents, insurers, attorneys, shareholders, successors, executors and representatives of any kind. The term “Released Parties” also includes all current directors of the Company and all current directors of any subsidiary and affiliate of the Company.
          b. Employee fully understands and acknowledges that the general release contained above includes, but is not limited to, a release of any rights or claims Employee may have under any of the following laws: the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the California Fair Employment and Housing Act; the Reconstruction Era Civil Rights Acts; Executive Order

11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; any other employment discrimination laws; the Employee Retirement Income Security Act of 1974; state and federal family and medical leave laws; state and federal discrimination laws; any laws that provide for payment of attorneys’ fees, costs, expenses or punitive, exemplary or statutory damages; and any other federal, state, or local laws or regulations of any kind. The general release contained in this Agreement also includes, but is not limited to, a release by Employee of any claims for wrongful termination or any tort, breach of contract, defamation, public policy or invasion of privacy claims. The release also includes a release of any claims arising out of any Company policy, practice, contract or agreement. The release covers both claims that Employee knows about and those he does not know about.
          c. Not withstanding any provision herein, all obligations to provide a defense and/or indemnification to employee pursuant to the May 10, 2005 Indemnification Agreement between Company and Employee, the Articles and By-Laws of the Company, or any statute, including but not limited to California Labor Code section 2802, shall remain in full force and effect. Nothing contained herein shall be interpreted to impact the obligations of the Company with regard to Directors and Officers Liability insurance coverages.
     7. Company Release. In return for the promises set forth herein, the Company, on its own behalf, and on behalf of its successors and assigns (collectively, the “Company Releasors”), hereby agrees to release and forever discharge by this Agreement, Employee and each of his grantees, agents, representatives, heirs, devisees, trustees, assigns, assignors, attorneys, or any other entities in which he has an interest (collectively, the “Lettko Releasees”), from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, including but not limited to those arising from (i) his employment with, compensation by and/or separation from the Company; and (ii) any acts or omissions occurring prior to the Effective Date by the Lettko Releasees, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which they had or may claim to have against any of the Lettko Releasees.
          a. The Company’s Release in this section, and the Company’s Waiver in Section 9 below, do not apply to a judgment by a court of competent jurisdiction or other final adjudication of a violation of criminal law by Employee, unless Employee had reasonable cause to believe his conduct was lawful.
     8. Waiver. Except as provided in Sections 7(c), 7(d), and 8(a) above, Employee and the Company understand and agree that all of their rights under California Civil Code Section 1542 are expressly waived. Section 1542 provides as follows:
A general release does not extend to claims that a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.
     Employee and the Company understand that by waiving their rights under Civil Code Section 1542 means that even if they should eventually suffer some damage arising out of Employee’s employment and/or termination of employment with the Company, they will not be able to make any claims for those damages, even as to claims which may now exist, but which they do not know exist, and which if known would have affected their decision to sign this Agreement.
     9. Confidentiality; Use of Trade Secrets. During his employment with the Company, Employee had access to the Company’s trade secrets and proprietary information, including but not limited to, the Company’s products, services, research and development of new products and services, customers, methods of doing business, financial data, marketing plans and sales techniques, in each case that has or could have value to the Company, which if disclosed could be detrimental to the Company, and which the Company has taken reasonable steps to prevent from disclosure to the general public. “Proprietary Information” as used herein shall mean all such information that is protected in accordance with the Uniform Trade Secrets Act, codified at California Civil Code section 3426, et. seq,
          a. Employee agrees that he will not use, disclose or reveal to any third party any such Proprietary Information.
          b. Employee agrees that he has returned all confidential or Proprietary Information, documents, materials, apparatus, equipment, other physical property or the reproduction of any such property to the Company.
          c. Employee recognizes that the unauthorized use or disclosure of the Proprietary Information is unlawful and that the Company may obtain damages or seek injunctive relief against him for any willful misappropriation of same, including but not limited to treble damages and attorney fees under the Uniform Trade Secrets Act.
     10. Non-Solicitation; Non-Circumvention. Employee will not: (i) for a period of one year following the termination date herein solicit any current employee of Company to leave the employ of Company or (ii) use any Proprietary Information to unlawfully interfere with any of the Company’s business relationships, including, without limitation, those with customers, clients, suppliers, consultants, attorneys, accountants and other agents, whether or not evidenced by written or oral agreements.
     11. Vested Benefits.
          a. Employee understands that this Agreement in no way affects any vested rights Employee may have, if any, under the Company’s 401(k) plan or pension plan. Employee understands and acknowledges that Employee’s eligibility for any and all other benefits of employment ceased as of Employee’s Termination Date.
          b. Company recognizes that Employee has received certain vested stock options in accordance with the terms of the May 10, 2005 Employment Agreement and related Stock Option Agreement. The latest exercise date of all such options shall be eighteen (18) months following the termination date referenced above, in accordance with Section 3(c) of the Employment Agreement.
     12. Register of Stock. Until such time as all the shares of common stock of the Company held by Employee are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, if the Company files a registration statement with the Securities Exchange Commission (other than on Form S-8 or Form S-4) for the sale or resale of common stock, the Company shall include Employee’s shares in such registration, subject to a cutback of the number of Employee’s shares included in such registration should an underwriter of the offering that is the subject of such registration request such cutback.
     13. No Admission. Neither the Company’s nor Employee’s signing of this Agreement, nor any actions taken by either party toward compliance with the terms of this Agreement constitutes an admission that either party acted improperly or unlawfully toward each other or violated any state or federal law.
     14. Reemployment. Employee agrees that Employee is not entitled to, and gives up any right to, reinstatement or reemployment with the Company, and he will not at any time after signing of this Agreement apply for a position (as an employee, independent contractor or through an employment agency) with the Company or any of its parent, subsidiary or affiliated companies.
     15. Attorney’s Fees and Costs. Employee and Company understand and agree that if either party violates any of the provisions of this Agreement, the prevailing party will be entitled to reimbursement from the other party for actual attorneys’ fees and costs incurred in either enforcing this Agreement or in defending against a claim released by the other party in this Agreement. This obligation to pay the Company’s attorneys’ fees and costs would not apply to an action by Employee challenging the validity of this Agreement under the Age Discrimination in Employment Act.
     16. No Other Claims or Action. Employee agrees not to (and did not already) file or join in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, with the exception of the following: (a) nothing in this Agreement prevents Employee from making a claim for unemployment compensation benefits; (b) while this Agreement does not prevent Employee from filing a charge with the EEOC or the DFEH or otherwise cooperating with the EEOC or the DFEH, this Agreement does prohibit Employee from obtaining any personal or monetary relief for himself based on such a charge or such cooperation. This Agreement also prohibits Employee from obtaining any personal or monetary relief for himself or herself in any lawsuit in court or in any other proceeding of any kind instituted by Employee or by anyone else on behalf of Employee.
     17. Company Property. Employee agrees to return all tangible Company property to the Company including all documents, reports, credit cards, computer equipment, phones, identification cards and papers, if any are still in his possession. Employee further represents that he has returned all other property and information belonging to the Company, including, but not limited to, all confidential business information, technical and product information, pricing information and customer information such as customer lists and customer identification information, brochures, specifications, quotations, marketing strategies, inventory records, sales records, or other similar material. Employee acknowledges that he has not kept any copies, nor made or retained any abstracts or notes of such information.
     18. Non-Disparagement. Employee agrees that he will not in any way disparage, defame or otherwise cause to be published or disseminated, whether verbally or in writing, any negative or critical statements, remarks, comments or information regarding the Company or the Releasees, including, without limitation, any statement, remark or comment related to their respective businesses, reputation, products, practices, services or conduct. In addition, Employee will not make any public statements regarding the Company, without the prior written approval of the Chairman of the Board of Directors Jim Hudak. The Company agrees that it will not in any way disparage, defame or otherwise cause to be published or disseminated, whether verbally or in writing, any negative or critical statements, remarks, comments or information regarding Employee.
     19. Miscellaneous.
          a. This Agreement constitutes the full, complete, unconditional, and immediate substitution for any and all rights, claims, demands, and causes of actions whatsoever, which heretofore existed or might have existed on behalf of any party against any other party and their successors, predecessors, subsidiaries, affiliates, parents, stockholders, partners, employees, agents, officers, and directors. Except as otherwise specified herein, this Agreement supersedes any and all agreements—whether written or oral—that may have previously existed between the parties. No statements, promises, or representations have been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected, or held out other than as may be expressly provided herein.
          b. In the event of Employee’s death, the rights described in this Agreement shall pass by will or by the laws of descent or distribution. This Agreement shall be binding upon the parties hereto, as well as upon all representatives, assigns, successors, heirs, affiliates and agents of the parties.
          c. The parties hereto each represent and warrant to the other party that except to the extent otherwise provided herein, that they have not assigned or transferred to any third party any of the rights, claims, causes of action or items to be released or transferred which they are obligated to transfer or to release as part of this Agreement.
          d. The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except upon the prior written consent of the parties hereto.
          e. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to choice of law principles. Except for actions seeking injunctive relief (which may be brought in any appropriate jurisdiction) suit under this Agreement shall only be brought in a court of competent jurisdiction in Orange County, State of California. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.
          f. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.
          g. Each party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement or of any of its terms and provisions, the same shall not be construed against any party.
          h. If any portion of this Agreement is found to be illegal, invalid or unenforceable, Employee, the Company and the other Released Parties desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid, legal and enforceable.
          i. The parties acknowledge and agree that they have been represented by independent counsel in the negotiation, preparation and execution of this Agreement and that each of them have read this Agreement and has had it fully explained by his, or its counsel prior to its execution and is fully aware of its contents and legal effect.
          j. Each party represents that it is authorized to execute this Agreement. Each person executing this Agreement on behalf of a person or entity represents that he or she is authorized to execute this Agreement on behalf of said entity.
          k. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which shall constitute one and the same document. The parties agree that the delivery of this Agreement by facsimile transmission or electronic delivery via PDF shall have the same force and effect as delivery of original signatures and that each party may use such facsimile or PDF as evidence of the execution and delivery of this Agreement by all parties to the same extent that the original signature could be used.
     20. This Agreement shall be deemed effective as of the Effective Date.
     EMPLOYEE CERTIFIES AS FOLLOWS: I HAVE READ THIS AGREEMENT, UNDERSTAND IT, KNOW IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS OF ANY KIND AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES, AND I AM VOLUNTARILY ENTERING INTO IT.

/s/ John Lettko	2/28/2008

John Lettko	Date

APPROVED:

/s/ James Brown 2-28-08

James Brown, Esq.
Attorney for Employee

Proxymed, Inc.

/s/ Jim Hudak	2/28/2008

By: Jim Hudak	Date
Chairman of the Board of Directors

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